NEF Enterprises, Inc.

Code of
business conduct and ethics

Code of
business conduct and ethics

Purpose

The Board of Directors (“Board”) of NEF Enterprises, Inc. (“NEF Enterprises, Inc.” or “Company”) is committed to excellence in all aspects of corporate governance and the highest standards in ethical, principled and prudent business practices.

This Code of Business Conduct and Ethics (the “Code”) is intended to promote prudent business practices, deter wrongdoing, and document and promote the principles of conduct and ethics to be followed by NEF Enterprises, Inc.. In so doing, the company is furthering its core values through commitments to the communities where it operates, to employees, to business partners, to shareholders, to other stakeholders, and to society.

Specifically, the purpose is to:

-    promote honest and ethical conduct, including the ethical handling of actual or apparent conflict of interest between personal and professional relationships;

-    promote compliance with applicable governmental laws, rules and regulations;

-    promote full, fair, accurate, timely and understandable disclosure in reports and documents that NEF Enterprises, Inc. files with, or submits to, securities regulators and in other public communications made by the company;

-    promote the prompt internal reporting of violations of this Code;

-    promote avoidance of conflicts of interest, including disclosure to an appropriate person of any information, transaction or relationship that reasonably could be expected to give rise to such a conflict;

-    provide guidance to employees, officers and directors to help them recognize ethical issues;

-    provide mechanisms to report unethical conduct and facilitate accountability for adherence to the Code; and

-    foster in NEF Enterprises, Inc. a culture of honesty and accountability.

The Code has been adopted pursuant to Section 406 of the Sarbanes-Oxley Act of 20021 and the Marketplace Rules of the NASDAQ Stock Market, Inc.2

Application

This Code applies to NEF Enterprises, Inc. and its subsidiary and affiliated companies and joint ventures worldwide, including all directors, officers, employees (whether full-time, part-time or contract), agents and contractors. For greater certainty, it provides written standards and guidance to the company’s principal executive officer, principal financial officer, principal accounting officer or Comptroller or those performing similar functions, and any “executive officers” (as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended3) of the company not named above (collectively, “covered persons”).

Insofar as other policies or procedures of NEF Enterprises, Inc. govern or purport to govern the behaviour or activities of directors, officers, employees, agents or contractors, they are superseded by this Code to the extent that they are inconsistent or in conflict with provisions of the Code.

A commitment to ethical business conduct

The Code affirms NEF Enterprises, Inc.’s commitment to uphold high moral and ethical principles and specifies the basic norms of behaviour for those making decisions and conducting business on its behalf. While the company’s business practices must be consistent with the business and social practices of the communities in which NEF Enterprises, Inc. operates, we believe that honesty and good faith is the essential standard of integrity in any locale. Thus, though local customs may vary, NEF Enterprises, Inc.’s activities are to be based on honesty, integrity and respect.

Some of the ethical standards to which NEF Enterprises, Inc. is committed, and for which all covered persons are individually accountable, are:

-    conducting the company’s business in compliance with applicable government laws, rules and regulations;

-    dealing honestly and fairly in transactions with contractors, suppliers, customers and others;

-    avoiding situations where personal interests are, or appear to be, in conflict with NEF Enterprises, Inc.’s interests;

-    responsibly using and protecting company assets, including property, equipment, facilities, funds and information;

-    maintaining confidentiality of non-public information and not acting on such information for personal gain.

Directors, officers, employees, agents and contractors are not to engage in conduct or activity that could embarrass NEF Enterprises, Inc. or raise questions about its honesty, impartiality and reputation.

It is the duty of every director, officer, employee of the company, agent and contractor to act honestly and in good faith with a view to the best interests of NEF Enterprises, Inc.; and to exercise the care, skill, and diligence that a reasonably prudent person would exercise in comparable circumstances. All are expected to lead by example and ensure their personal and business conduct meets these standards.

Respect for the law

The company and its employees shall comply with all laws, rules and regulations and governmental requirement of those jurisdictions in which it conducts business.

Guidance

Many of the company’s activities may be subject to complex, changing and, in some cases, conflicting laws abroad, affecting both local and foreign operations. Ignorance of the law is not a defense and is not acceptable. Moreover, agreements or arrangements need not necessarily be in writing for a contravention to be inferred from the conduct of the parties.

Accordingly, our directors, officers, employees, agents and contractors must diligently seek to avoid conduct which might be interpreted as being in contravention of laws governing the affairs of the company in any jurisdiction where it carries on business. No one may permit their decisions to be improperly influenced nor shall they improperly influence the decisions of others, irrespective of any perceived benefits to the company. Moreover, the company promotes fair competition and requires its employees to avoid all actions which could be construed as being anti-competitive.

Compliance with the general laws and ethics of United States apply to all jurisdictions where the company conducts its operations. For example, bribery, sexual harassment, substance abuse, the exploitation of child labour or abuse of human rights will not be tolerated, irrespective of the local laws governing such matters.

Each person is responsible for understanding the laws that govern his or her work. Unlawful conduct will not be tolerated, even when the intent is to further other legitimate corporate objectives. If an employee is in doubt about the application of any legal requirement, they should refer the matter to his or her supervisor who, if necessary, should seek the advice of the Vice-President or corporate legal counsel. In those circumstances where timely legal advice is impractical, employees should conduct themselves in a manner which they would not hesitate to have fully and publicly disclosed.

Contracts and fair dealing

The company values its reputation for fair dealing and holds itself and its employees to the highest standard when contracting with others and fulfilling those contracts.

Guidance

NEF Enterprises, Inc. honours its commitments, duly performs its obligations and treats with respect those that are obligated to it. Employees should treat fairly those they have dealings with and be honest with the company, its suppliers, customers, partners and others in its employ as well as members of the communities in which it carries on its operations.

Employees are required to select and deal with suppliers, customers and others doing or seeking to do business with NEF Enterprises, Inc. in a completely impartial manner and be perceived by others to be acting in an impartial manner, without favour or preference based upon any considerations other than the best interests of NEF Enterprises, Inc..

Negotiations must be carried out in good faith with no intention to mislead. NEF Enterprises, Inc. is proud of its efforts to be the “partner of choice” for joint ventures, partnerships and other shared business operations with smaller or larger companies as well as its peers and it relies on its employees, advisors and agents to support and enhance these achievements.

Employees must refrain from disparaging competitors or their products and should not improperly seek competitors’ trade secrets or other confidential information nor take improper or unlawful advantage of others in its business dealings.

Gifts and entertainment

Employees, officers and directors shall not offer or give on behalf of NEF Enterprises, Inc. extravagant or excessive gifts, entertainment or benefits to others.

NEF Enterprises, Inc. discourages the receiving of gifts or entertainment by employees, officers and directors from persons outside the company, and discourages the giving of gifts or entertainment by employees or agents on behalf of the company to persons outside the company. Such practices are permissible only where they involve modest values and conform to the following basic principles: they are infrequent; they legitimately serve a definite business purpose; they are appropriate to the business responsibilities of the individuals; and they are within limits of reciprocation as a normal business expense.

Employees, officers and directors must not use their position to obtain personal gain or benefit from those doing or seeking to do business with NEF Enterprises, Inc..

Guidance

NEF Enterprises, Inc. strives to maintain the highest standards of ethics in its relations with those with whom it does business. Secret commissions or other direct or indirect compensation to their parties or their family members, friends or associates are contrary to these principles. Actions taken and decisions made by company employees should be on the basis of an impartial and objective assessment of the facts in each situation, free from influence by gifts, favours and the like, which may adversely affect the judgements involved. While gifts of services may foster important business relationships, the company must avoid either the fact or the appearance of improper influence in its relationships with organizations or individuals with whom the company deals in the course of its business.

No gift or entertainment shall be of such value as to constitute a real personal enrichment of the recipient or to be perceived as such. Cash or cash value vouchers are not to be given. Gifts or entertainment given on behalf of NEF Enterprises, Inc. should be of a nature and amount that avoid embarrassment and would not reflect unfavourably on NEF Enterprises, Inc. or the recipient, if subjected to public scrutiny.

No gift, favour or entertainment received from business associates of NEF Enterprises, Inc. shall be of such a nature as might affect, or reasonably be perceived to affect, an employee’s, officer’s or director’s judgement or conduct in matters involving NEF Enterprises, Inc. Cash or cash value vouchers are not to be accepted.

If there is any doubt about the possible application of these principles to specific circumstances, individuals may consult the President, Vice-President, Operations or corporate legal counsel.

Books and records

The company’s books and records will reflect in an accurate and timely manner, all company transactions in order to meet statutory requirements and to ensure proper preparation of company financial statements.

Guidance

All financial statements and books, records and accounts of the company must accurately reflect transactions and events and conform both to legal requirements and accounting principles and also to the company’s system of internal accounting. Employees are responsible for ensuring that false or intentionally misleading entries are not made by them, or anyone reporting to them, in the company’s accounting records. Regardless of whether reporting is required by law, dishonest reporting within the company or to organizations or people outside the company is prohibited.

All officers and employees of the company that are responsible for financial and accounting matters are also required to ensure the full, fair, accurate, timely and understandable disclosure in all periodic reports required to be filed by the company with securities and other regulatory authorities. This commitment and responsibility extends to the highest levels of NEF Enterprises, Inc.’s organization, including the President, Vice-President, Operations, and Comptroller.

There must be no concealment of information from (or by) management, or from NEF Enterprises, Inc.’s auditors or legal counsel.

All employees, officers and directors are responsible for reporting to NEF Enterprises, Inc. any questionable situation regarding NEF Enterprises, Inc.’s accounting, internal accounting controls or auditing matter, or a concern regarding questionable accounting or auditing matters that come to their attention. Any individual may submit concerns, confidentially or anonymously, to the Chair of the Audit Committee or the Chair of the Board.

Dealing with public officials

All dealings between officers, employees, agents and contractors of the company and public officials or other persons will be conducted in a manner that will not compromise the integrity or question the reputation of any public official or other person, the company or its affiliates.

Guidance

Even the appearance of impropriety in dealing with public officials and others is not consistent with this principle. Participation, whether directly or indirectly, in any bribes, kickbacks, contributions or similar payments is also prohibited, whether or not they might further the business interests of the company.

1. Gifts, favours and bribery

Public officials play a special role in society. Conduct that may be acceptable in the commercial business environment may not be acceptable in relations with public officials. NEF Enterprises, Inc. employees, officers, directors, agents and contractors may use only appropriate and lawful means to persuade public officials to render decisions or exercise discretion to the benefit of NEF Enterprises, Inc.. Efforts in matters affecting NEF Enterprises, Inc.’s interests must be based solely on the merits and pursuant to proper procedures.

Employees, officers, directors, agents and contractors may not offer, provide or solicit, directly or indirectly, any special treatment or favour from a public official in return for anything of economic value or the promise or expectation of future value or gain. Further, because of the potential for misunderstanding, NEF Enterprises, Inc. may not confer special treatment, favours, benefits or gifts upon public officials even if there is no matter pending before the public official. Often, individual agencies or governmental units have detailed written codes of conduct relating to relations between public officials and their constituency. Some allow acceptance of gifts or entertainment of nominal value, such as a lunch or other entertainment, but many do not. Individuals should familiarize themselves with and adhere to the written codes of conduct, rules and regulations of the governmental units within their area of responsibility. “Unwritten” custom and practice may not conform to written code or law.

2. Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act sets forth additional requirements for NEF Enterprises, Inc.’s relationships with non-U.S. government representatives. As a United States based company, NEF Enterprises, Inc. is required to adhere to all standards set forth in the Foreign Corrupt Practices Act regardless of the nationality of the individual acting on behalf of NEF Enterprises, Inc..

First, the Act sets forth financial recording requirements. It requires that NEF Enterprises, Inc. maintain books and records that accurately and fairly reflect all transactions, that NEF Enterprises, Inc. maintain a system of internal accounting controls to ensure that assets are safeguarded, that transactions to management’s authorizations and the NEF Enterprises, Inc.’s accounting records are accurate. No individual may falsely report transactions or fail to report the existence of false documentation in the accounting records. An example of such improper documentation would be the disguising of an illegal bribe as a consulting fee. Individuals certifying the correctness of records, including vouchers or bills, must have a reasonable basis to believe that the information is correct and proper.

The Foreign Corrupt Practices Act also requires that U.S. business relations with foreign government representatives conform to the standards that exist in the U.S., even if a different business ethic is prevalent in the other country. Accordingly, no person or enterprise acting on behalf of NEF Enterprises, Inc., directly or indirectly, may offer a gift, payment or bribe, or anything else of value, whether directly or indirectly, to any foreign (such as Canadian, provincial, territorial or First Nation) official, foreign political party or party official, or candidate for foreign political office for the purpose of influencing an official act or decision, or seeking influence with a foreign government in order to obtain, retain or direct business to NEF Enterprises, Inc. or to any person. In short, such activity cannot be used to improve the business environment for NEF Enterprises, Inc. in any way.

Thus, even if such payment is customary and generally thought to be legal in the host country, it is forbidden by the Foreign Corrupt Practices Act and violates U.S. law, unless it is (1) expressly authorized by a written law of the host country, or (2) a reasonable and bona fide expenditure, such as travel and lodging expenses that is directly related to the promotion, demonstration or explanation of products or services; or the execution or performance of a contract with a foreign government or government agency. As is the case under U.S. law, even inexpensive gifts to government or political party officials, such as tickets to sporting events, may be prohibited under foreign local law and therefore could constitute a violation of the Foreign Corrupt Practices Act. If questions arise with respect to expenses to be incurred on behalf of foreign officials, all employees, officers or directors shall consult with the President or the Vice-President, Operations before NEF Enterprises, Inc. pays or agrees to pay such expenses.

Some “expediting” payments are authorized under the Foreign Corrupt Practices Act. Such payments must be directly related to nondiscretionary conduct by lower level bureaucrats and unrelated to efforts by NEF Enterprises, Inc. or its affiliates or subsidiaries to obtain significant concessions, permits or approvals. Examples include permits relating to qualifying to do business in a foreign country, processing of visas and work orders, or obtaining police protection. Such payments do not include payments of any kind relating to terms of continuing or new business agreements. Because a recent United States Court of Appeals decision has created considerable uncertainty as to what constitutes a permissible “expediting” payment, no employee, officer or director shall make any such payment without first having submitted to the President or the Vice-President, Operations a complete and accurate description of the proposed payment and received written authorization from the President or Vice-President to make the proposed payment.

A violation of the Foreign Corrupt Practices Act can result in criminal charges against NEF Enterprises, Inc., its officers, its directors and the individuals directly and/or indirectly committing the violation, regardless of the person’s nationality.

3. Political contributions

NEF Enterprises, Inc. may, from time-to-time, make contributions to candidates, their campaigns or political parties, where permitted by law, but only with the prior approval of the Board.

Each employee is encouraged to participate in the electoral process as a citizen and fully exercise his or her right to vote, provided that this does not involve the use of company funds, time, equipment, supplies, facilities, or other resources. When employees, officers, directors or agents participate in personal political activities, they should ensure it is clear they are acting on their own behalf and not as a representative of the company.

Conflict of interest

Employees must avoid all situations in which their personal interests conflict or might appear to conflict with their duties to NEF Enterprises, Inc.

A fundamental duty of directors, officers and agents is to act in the best interests of the company. Therefore, each must avoid any situation in which there is a conflict between his or her duty to the company and his or her private interest, including duties to others.

Guidance

Employees and officers should avoid acquiring interests or participating in any activities that would tend to deprive the company of the time or attention required to perform their duties properly, or, to create an obligation or distraction which would affect their judgement or ability to act solely in NEF Enterprises, Inc.’s best interest.

Opportunities which become available to an employee, officer or director by reason of his or her job, position, or employment activities must be disclosed to the company and be treated as belonging to NEF Enterprises, Inc. even if they arise outside of normal working hours.

Ownership or an ownership interest in a competing or complementary business might create, or appear to create, a conflict. Employees and officers must disclose to their supervisor or the President, in writing, all business, commercial or financial interest or activities where their activities might reasonably be regarded as creating an actual or potential conflict with their employee or officer duties.

Every employee of NEF Enterprises, Inc. who has executive or managerial responsibility is required to see that actions taken and decisions made within his or her jurisdiction are free from the influence of any interests that might reasonably be regarded as conflicting with those of NEF Enterprises, Inc. Employees must do more than merely act within the law. They must act in such a manner that their conduct will bear the closest scrutiny should circumstances demand that it be examined. Not only actual conflicts of interests, but the very appearance of conflict, must be avoided.

If a “conflict of interest” exists, and there is no failure of good faith on the part of the employee or officer, it is NEF Enterprises, Inc.’s policy to allow a reasonable amount of time for the individual to correct the situation in order to prevent undue hardship or loss. Decisions in this regard shall, however, be within the discretion of NEF Enterprises, Inc. management, whose first concern must be the interests of NEF Enterprises, Inc..

Each director and officer must disclose all circumstances that constitute a conflict of interest or might be perceived by a reasonable, well-informed person to constitute a conflict of interest. A conflict may exist where a person close to the director or officer, such as a relative, partner, client or employer will benefit, even though the director or officer will not realize any personal profit or financial advantage.

Disclosure may be made by directors to the Board at the meeting. However, it is better if disclosure is made as early as possible and in advance of a meeting. Such advance disclosure should be made by directors and officers to the corporate secretary or the chair. Any such advance disclosure must be reported to the Board by the secretary or chair. After disclosing the conflict, directors and officers must abstain from voting or otherwise participating in the discussion and decision-making process related to the matter in conflict and must excuse themselves from that portion of the meeting related to the matter. The disclosure and abstention shall be recorded in the minutes of the meeting.

If any director or officer is concerned that he or she or another director or officer may have a conflict of interest, he or she is encouraged to raise that concern with the corporate secretary or the chair who will investigate the concern and recommend actions needed to eliminate or address an actual or perceived conflict of interest.

Conflicts of interest relating to entities supplying, purchasing from or competing with NEF Enterprises, Inc. may include:

-    the holding, directly or indirectly by a member of the employee’s or officer’s immediate family, of a substantial financial interest in any business entity that does or seeks to do business with, or is in competition with, NEF Enterprises, Inc.;

-    a partnership, profit-sharing arrangement, creditor/debtor relationship with such an entity;

-    an employee or member of the employee’s or officer’s immediate family serving as an agent, representative, director, officer or employee of, or consultant to, such an entity; and

-    the acceptance of any loan, service or other benefit from any such entity (other than borrowing on commercial terms from entities who are in the business of lending).

Outside directorships

Employees and officers of the company may not serve as directors of any outside business organization unless such service is specifically approved by senior management or the Board respectively.

Guidance

There are a number of factors and criteria that the company will use in determining whether or not to approve an employee or officer’s request for an outside business directorship. Directorships in outside companies should satisfy a number of business considerations including furthering the interests of the company, not detracting in any material way for the person’s ability to fulfill his or her commitments to the company, and, not raising the possibility of a conflict of interest. When evaluating requests the company will also take into consideration the time commitment and potential personal liabilities arising from the responsibilities associated with a particular outside directorship.

Information systems

NEF Enterprises, Inc.’s computer and information systems are valuable assets of the company. Consequently, their use must be in accordance with company policies and practices designed to protect the integrity of those systems and associated data.

Guidance

NEF Enterprises, Inc. employees, officers, directors, agents and contractors must adhere to the following policies when conducting business on the information systems the company uses (such as voice mail, electronic mail, the internet, facsimile):

(a) Said persons are responsible for protecting and maintaining the confidentiality of NEF Enterprises, Inc. information which is communicated or stored using these systems, including use of passwords and properly secured communication methods;

(b)        Said persons have access to NEF Enterprises, Inc. information systems to assist them in performing their responsibilities. Modest personal use is permitted if it is unrelated to outside business activities, does not interfere with NEF Enterprises, Inc. business or the performance of work responsibilities, and is not performed during working hours;

(c) All computer software used on NEF Enterprises, Inc.’s information systems must be properly licensed;

(d)        Messages created, distributed or stored on either the electronic mail or automated voice mail systems are considered the property of NEF Enterprises, Inc.. NEF Enterprises, Inc. reserves the right to access messages. This access is necessary for many reasons, including the investigation of breaches of security or corporate procedures or to respond to external requests for information that NEF Enterprises, Inc. is legally required to provide. It is NEF Enterprises, Inc.’s policy not to indiscriminately access a person’s electronic or voice mail messages;

(e) Offensive material (such as pornography, hate literature, etc.) is not permitted on NEF Enterprises, Inc.’s information systems; and

(f) Sensitive transactions (such as take-over bids, acquisitions, etc.) must not be conducted electronically unless an appropriate level of security is implemented to protect the confidentiality of the material.

Confidential and proprietary information

Unless previously published, the company’s records, reports, papers, devices, processes, plans and methods are proprietary and confidential and should not be revealed without proper authorization. The control and release of information may be subject to privacy and other laws in the jurisdictions in which NEF Enterprises, Inc. is operating.

NEF Enterprises, Inc. retains the exclusive proprietary right to any information developed by employees, officers, agents or contractors in the course of their work with NEF Enterprises, Inc. Examples may include inventions, designs, discoveries or software programs.

Guidance

Customers, employees, investors and the public should have such information about the company as is necessary for them to judge adequately the company and its activities. The company believes that full and complete reporting to regulatory agencies, and the provision only by properly authorized officers or employees of information required by the public, constitute a responsible and workable approach to the interests of disclosure. However, the company, except as required by law, should not disclose information which might impair its own competitive effectiveness or which might violate the private and privacy rights of employees, other individuals, joint venture entities or institutions.

The duty of directors and officers to act in the best interests of the company requires them to maintain the confidentiality of all confidential information and records of the company and to not use or disclose the information or records, except in the course of the performance of their duties to the company.

Directors should assume that information given to the Board is confidential until it is disclosed by management in the ordinary course of business. If in doubt, directors should consult with the Chair or the President for clarification.

Directors and officers must not use or disclose confidential information obtained from the company to further their private interests or the interests of their friends, relatives, or employers, or any other person or organization.

As part of due diligence the company should execute confidentiality agreements with significant contractors, consultants, agents, partnerships and joint venture entities.

Proprietary information developed or acquired by NEF Enterprises, Inc., including trade secrets, technical, financial and business information, is a valuable asset that must be kept confidential and protected against theft, loss or misuse. Confidential information (including private information such as employee personal information and information acquired from third parties pursuant to a confidentiality agreement) must be used for authorized purposes only. Information that is not generally available to the public concerning the activities, results or plans of NEF Enterprises, Inc. must also be used only for authorized purposes. Confidential or proprietary information must never be used for personal gain.

The disclosure of NEF Enterprises, Inc.’s confidential or proprietary information to external entities (other than approved auditors, lawyers or banking institutions) must be authorized by the President or Vice-President, Operations of NEF Enterprises, Inc. and should be limited to those who have a strict “need-to-know” requirement. Any disclosure to these external entities must be made subject to the completion of a confidentiality agreement restricting the recipient from disclosing or using the information in an unauthorized manner.

In most jurisdictions, the law requires that if personal financial benefit is gained by the use or misuse of NEF Enterprises, Inc. property or of information that is confidential to NEF Enterprises, Inc.’s business, then the employee must account to the company for any benefit.

Corporate opportunities

Directors, officers, employees and agents owe a duty to the company to advance its legitimate interests when the opportunity to do so arises.

Guidance

Directors, officers, employees and agents are prohibited, without the consent of the Board from (1) taking for themselves opportunities that are discovered through the use of corporate property, information or their position, (2) using corporate property, information or their position for personal gain, and (3) competing with the company directly or indirectly.

Inside information and insider trading

Inside information obtained, as a result of a director’s, officer’s or individual’s service and/or employment with the company will not be disclosed to others nor used for personal financial gain.

Except as may be explicitly authorized in a compensation agreement for an officer or employee lawfully approved by the Board or shareholders as applicable, no employee, officer or director shall purchase or sell securities of NEF Enterprises, Inc., or securities of a company in a “special relationship” with NEF Enterprises, Inc., while in possession of material information concerning NEF Enterprises, Inc. or such a company that has not previously been generally disclosed to the investing public for at least two business days. Nor shall an employee inform any individual or entity of any such material information, except in the necessary course of business.

Guidance

Directors, officers, employees, agents and contractors may find themselves in violation of applicable securities laws if they misuse information not generally known to the public or if, while possessing specific confidential information, they either trade or induce others to trade in the company’s stock or in the stock of another corporation. Specific confidential information would include information concerning significant discoveries, sales or earnings figures, or information concerning major contracts, proposed acquisitions or mergers.

Employees are encouraged to invest in NEF Enterprises, Inc. shares, but must avoid trading when in possession of confidential material information, which, if generally available, would reasonably be expected to either have an effect on the market price or value of those shares or affect an investor’s decision as to whether to buy, sell or hold NEF Enterprises, Inc.’s shares. Such activity is self-evidently unethical, and in many jurisdictions, illegal. Penalties for violating insider trading laws can be severe.

These laws often apply equally to persons to whom an employee may pass on the information (such as, spouse, family member or friend). These individuals are often subject to the same penalties as the employee who passed on the information. Accordingly, employees must exercise the highest degree of caution if they are aware of price-sensitive information. If in doubt, advice should be sought from corporate legal counsel.

Specific confidential information that could be considered material, that is, likely to change the market price or value of NEF Enterprises, Inc.’s shares or affect an investor’s decision as to whether to buy, sell or hold those shares, includes unpublished information concerning a significant operating and financial results; a major merger, acquisition or take-over bid; or a technical advance of unusual economic significance.

A company is deemed to be in a “special relationship” with NEF Enterprises, Inc. if any one of the following conditions are met: (a) NEF Enterprises, Inc. owns directly or indirectly 10% or more of the shares of that company; (b) NEF Enterprises, Inc. is proposing to make a take-over bid for that company, effect a merger or business combination with it, acquire a substantial interest in that company or its property, or otherwise enter into a transaction that is material to that company; or, (c) NEF Enterprises, Inc. is party to an earn-in option agreement or related joint venture.

Timely disclosure

The company is committed to full, fair, accurate, timely and understandable disclosure in the reports and documents that it files with, or submits to, securities and regulatory authorities and in other shareholder and public communications made by the company.

Guidance

Each director, officer, and employee involved in the company’s disclosure process (including the President, Vice-President and Comptroller) is required to be familiar with and comply with the company’s disclosure policy as well as the internal controls over financial reporting, and ensure that the company’s public communications and regulatory filings comply with all applicable securities laws and regulations and constitute full, fair, accurate, timely and understandable disclosure to the public.

Occupational health and safety

NEF Enterprises, Inc. will provide safe and healthy working conditions and, develop, maintain and promote safe and productive work practices in all aspects of its business, while meeting or exceeding all occupational health and safety laws and regulations governing its activities.

Guidance

NEF Enterprises, Inc. considers the safety and health of its employees and contractors to be of utmost importance in the effective and efficient conduct of its business, and believes that management and each and every employee and contractor have a shared responsibility in the uncompromising promotion and practice of health and safety in the workplace.

NEF Enterprises, Inc.’s health and safety policy states that:

(a) safety and occupational health considerations are an integral part of all business activities;

(b) safe work practices and procedures be established for each activity where potential risks occur, and that each employee and contractor be required to follow those practices and procedures;

(c) each employee and contractor is provided with appropriate information, training and protective equipment so that assigned work can be carried out in a safe and productive manner.

Directors, officers and employees are directed to the company’s policy respecting occupational health and safety.

Human rights, employee harassment and discrimination

NEF Enterprises, Inc. supports and promotes a work environment within which individuals are treated with respect, experience an equality of opportunity based on merit and are kept free of all forms of discrimination.

Guidance

NEF Enterprises, Inc. will not permit discrimination, intimidation or harassment of, or by, employees, officers or directors on the basis of race, gender, marital status, national origin or religious beliefs or on the basis of any other personal characteristics protected by law.

Employees are entitled to freedom from sexual and all other forms of personal harassment.

Employees can expect to have their dignity honoured and their rights protected.

Discrimination is not permitted at any level of the company or in any part of the employment relationship. This includes areas such as recruitment, promotion, training opportunities, salary, benefits and terminations. Employees will be treated as individuals and given opportunities based on merit and ability to do the work.

NEF Enterprises, Inc. is committed to, and employees are required to sustain, an environment that encourages personal respect and mutual trust. Differences between individuals (such as in race, gender, religion and physical limitations) are to be respected.

Compliance with the Code

Compliance with NEF Enterprises, Inc. policies protects all directors, officers, employees, agents and contractors as well as the value of the company’s assets and operations and its reputation for acting properly. Identifying problems or violations to enable them to be quickly and properly resolved or to prevent them from escalating or recurring, benefits all and enhances the workplace for the betterment of all concerned.

Failure by any employee to comply with the laws, regulations or rules governing the company’s business, this Code or any other company policy or requirement may result in disciplinary action including termination and, if warranted, legal proceedings. All officers, employees, agents and contractors are required to cooperate in any internal investigations of misconduct.

Guidance

The Board is ultimately responsible for the application of this Code to the affairs of the company.

Any person who becomes aware of any breaches of this Code is required to report the matter promptly to their supervisor or NEF Enterprises, Inc.’s President or Vice-President, Operations, and if they wish, any report can be forwarded anonymously.

No retaliatory action will be taken or permitted against an employee, officer or director making good faith reports of a suspected breach of the Code. Wherever possible, NEF Enterprises, Inc. will keep confidential the identity of anyone reporting a possible violation.

Employees may submit concerns regarding questionable accounting and auditing matters, confidentially or anonymously to Chair, Audit Committee, c/o ________________________________. Envelopes should be marked “Personal and Confidential.”

The Board or its designate shall take all action it considers appropriate to investigate any violations of this Code, and, if a violation is found to have occurred, will take appropriate disciplinary action.

Every employee who has executive or managerial responsibility is expected to ensure that the Code is communicated to and understood by employees, agents or contractors reporting to him or her and is required to sign an annual acknowledgement of adherence to the Code.

Ethical considerations often go beyond what is lawful and it is occasionally difficult to determine whether an action is ethical or not. Directors should ask the corporate secretary or chair for advice about issues with which they are not comfortable. And officers and employees should ask their supervisor about issues with which they are not comfortable. Proactive consultation is encouraged. In some cases there are more detailed guidelines or procedures available from other company sources. Good intentions and failure to seek timely advice will not excuse violations of the Code.

Waivers of the code of business conduct and ethics

Any change in or waiver of this Code for directors or executive officers, including the President, Vice-President, Operations, and Comptroller, may be made only by the Board, and will promptly be disclosed within five business days as required by law, regulation and rule.

No third-party beneficiaries

No statement contained in this Code is intended to create, either directly or indirectly, any duty or obligation on the part of NEF Enterprises, Inc. which does not otherwise exist or arise under applicable law, or otherwise to alter existing legal rights, duties and obligations of the company, including, but not limited to, those in respect of employees (such as “at will” employment arrangements).

Disclosure of Code

Management shall ensure the posting of current policy on the company website normally used for investor relations and so indicate this in annual report(s) along with the website address.

Management shall coordinate each year having every director, officer, employee, agent or contractor sign an acknowledgement that they have read, understood and complied with the Code of Business Conduct and Ethics.

The Code is available by contacting the company.

Endnotes

1NEF Enterprises, Inc. is required to take certain actions pursuant to rules issued by the Securities and Exchange Commission requiring disclosures in its annual reports filed on Form 10-K pursuant to the Securities Exchange Act of 1934 (Item 406 of Regulation S-K) and Sections 406 of the Sarbanes-Oxley Act of 2002 requiring disclosure of whether the company has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting offer or Comptroller, or persons performing similar functions. NEF Enterprises, Inc. is also required to promptly, within five business days, disclose amendments to, and waivers from, the code of ethics relating to any of directors or those specific company officers on a Form 8-K or via internet dissemination, along with the reasons for the waiver.

2Rule 4350(n) of the NASDAQ Stock Market Marketplace Rules requires adoption of a code of conduct (cross reference – IM-4350-7, Code of Conduct) that is applicable to all directors, officers and employees, which shall be publicly available, and comply with the definition of a “code of ethics” under Section 406(c) of the Sarbanes-Oxley Act of 2002 and regulations promulgated thereunder by the Securities Exchange Commission. The code must include an enforcement mechanism that ensures prompt and consistent enforcement of the code, protection for persons reporting questionable behaviour, clear and objective standards for compliance, and a fair process by which to determine violations.

3Rule 16a-1(f): The term “officer” shall mean an issuer’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the Comptroller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Officers of the issuer’s parent(s) or subsidiaries shall be deemed officers of the issuer if they perform such policy-making functions for the issuer.

Adopted by the Board of Directors